UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2011

EPAZZ, Inc.
(Exact name of Registrant as specified in its charter)

Illinois	333-139117	36-4313571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

309 W. Washington St. Suite 1225
Chicago, IL 60606
(Address of principal executive offices)

Registrant’s telephone number, including area code: (312) 955-8161

  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 26, 2011, the Registrant entered into the Purchase Contract and Receipt Agreement and related agreements with K9 Bytes and a third party as described below under Item 2.01.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On October 26, 2011, Epazz, Inc. (the “Company”, “Epazz”, “we” and “us”), through a newly-formed wholly-owned Illinois subsidiary, K9 Bytes, Inc. (“K9 Sub”), entered into an Asset Purchase Contract and Receipt Agreement with K9 Bytes, Inc., a Florida corporation (“K9 Bytes” and the “Purchase Contract”).  Pursuant to the Purchase Contract, we purchased all of K9 Bytes assets, including all of its intellectual property, its business trade name, website (k9bytessoftware.com), furniture, fixtures, equipment and inventory, accounts receivable and goodwill in consideration for an aggregate of $205,000, of which $175,000 was paid in cash at the closing and $30,000 was paid by way of a Balloon Installment Promissory Note (the “K9 Note”).   We did not purchase and K9 Bytes agreed to retain and be responsible for any and all liabilities of K9 Bytes.  We agreed to indemnify and hold K9 Bytes harmless against, among other things, any claims and liability associated with the future operations of the assets purchased pursuant to the Purchase Contract and K9 Bytes agreed to indemnify and hold us harmless against any misrepresentations made by K9 Bytes in the Purchase Contract; any failure of K9 Bytes to perform any required term or condition of the Purchase Contract and any debts or other obligations of K9 Bytes not specifically assumed pursuant to the Purchase Contract in excess of $2,000.

The K9 Note accrues interest at 6% per annum and is payable in monthly installments of $333 per month starting in November 2011 and ending on October 26, 2014, at which time the then remaining balance of the K9 Note ($23,017, assuming no additional payments other than those scheduled) is due.  The repayment of the K9 Note is secured by all of the securities of K9 Sub, which owns all of the assets purchased as a result of the Purchase Contract, provided that the third party (as defined below), as a result of the Loan described below, has a first priority security interest to such securities.  The K9 Note is also personally guaranteed by Shaun Passley, our Chief Executive Officer.

We raised the funds paid to K9 Bytes in connection with the Purchase Contract through a $235,000 Small Business Association loan obtained by K9 Sub from a third party (the “ Loan”).  The Loan has a term of ten (10) years; bears interest at the prime rate plus 2.75% per annum (currently 6%), adjusted quarterly; is payable in monthly installments (beginning in December 2011) of $2,609 per month; is guaranteed by the Company and personally guaranteed by Shaun Passley, the Company’s Chief Executive Officer; and is secured by all of the assets of K9 Sub and the Company, 100% of the outstanding capital of K9 Sub which is held by the Company, and a life insurance policy on Mr. Passley’s life in the amount of $235,000.  A total of approximately $10,000 of the amount borrowed under the Loan was used to pay closing fees in connection with the loan, $175,000 was used to pay K9 Bytes the cash amount due pursuant to the terms of the Purchase Contract and $50,000 of such loan amount was made available for working capital for the Company and K9 Bytes Illinois.

K9 Bytes agreed to subordinate the K9 Note to the third party’s rights under the Loan.  Additionally, Mr. Passley agreed to subordinate the amount he is owed by the Company under a $184,559 promissory note to the repayment of the Loan.

In connection with the Purchase Contract, the owner of K9 Bytes and the Company (through K9 Sub) entered into a Consulting Agreement, pursuant to which the owner of K9 Bytes agreed to provide part-time consulting services to the Company for a period of four weeks following closing and provide additional consulting services as requested by the Company for up to an additional 30 days at the rate of $75 per hour.  The owner of K9 Bytes and the Company also entered into an Agreement Not to Compete, pursuant to which such owner agreed not to compete against the Company for three years and four weeks from the closing of the Purchase Contract.

K9 Koordinator Software

Included in the assets acquired through the Purchase Contract was the K9 Koordinator software.  The software was designed to focus on applications related to pet care: pet boarding, daycare, grooming, training, and other pet care services (including dog walking and pet sitting). Products can be used for most animal types such as dogs, cats, horses, birds, rodents, snakes and pigs.

The K9 Koordinator is a complete management system for pet resorts (boarding kennels), pet daycare centers, pet sitters, dog walkers, grooming shops, and mobile groomers. The K9 Koordinator was designed to efficiently and easily manage scheduling, clients, pet information, services, and retail information.

Key components of the K9 Koordinator software include webcam integration, giftcard processing and management, and virtual kennel layout for run assignments.

The K9 Koordinator has over 20 years of development and usage in the pet care industry. K9 Koordinator users include pet resorts, boarding kennels, grooming shops, mobile groomers, trainers, dog walkers, pet sitters, animal hospitals, shelters, rescue organizations, and pet retailers.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

In connection with and furtherance of the Purchase Contract, the Company (a) borrowed an aggregate of $235,000 pursuant to the  Loan and (b) paid the seller $205,000 including $30,000 pursuant to and in connection with the K9 Note, each as described in greater detail above.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description

10.1*	Purchase Contract and Receipt Agreement

10.2*	Bill of Sale

10.3*	Balloon Installment Promissory Note

10.4*	Small Business Finance - U.S. Small Business Administration Note

10.5*	Consultant Agreement

10.6*	Agreement Not to Compete

99.1(1)	Audited Financial Statements of Business Acquired

99.2(1)	Pro Forma Financial Information

* Filed herewith.
(1) To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Epazz, Inc.

Date: November 21, 2011
By: /s/ Shaun Passley
Shaun Passley
Chief Executive Officer